Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-217961) of Stone Energy Corporation and the related Prospectus, and

(2)
Registration Statement (Form S-4 No. 333-222341) and the related Consent Solicitation Statement/Prospectus of Sailfish Energy Holdings Corporation, a direct wholly owned subsidiary of Stone Energy Corporation;

of our reports dated March 9, 2018, with respect to the consolidated financial statements of Stone Energy Corporation and the effectiveness of internal control over financial reporting of Stone Energy Corporation included in this Annual Report (Form 10-K) of Stone Energy Corporation for the year ended December 31, 2017.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 9, 2018